EXHIBIT 99.1


21st Century Announces Results from Patricia Wilson Trial


LAS VEGAS--(BUSINESS WIRE) - August 27, 2004 - Today, 21st Century Technologies, Inc. (OTC:BB TFCT.OB) announced the jury verdict of a lawsuit Patricia Wilson, former radiation safety officer, brought against the company.

21st Century believes that there are sufficient grounds to request an appeal. The company intends to vigorously pursue a motion for new trial and an appeal if necessary. 21st Century has engaged additional counsel, Vial, Hamilton, Koch & Knox, LLP, a major Dallas Fort Worth law firm to assist us in the appellate process.

On August 23, 2004, a jury in the 153rd District Court of Tarrant County, TX, returned a verdict that Ms. Wilson was wrongfully terminated by prior management of 21st Century on August 31, 2001. Wilson's ex-husband, Ken Wilson, was found jointly liable with 21st Century regarding the wrongful termination charge.

The jury awarded Wilson $30,000 for lost benefits from the date of her termination through the date of the trial.

The jury also awarded Wilson $225,000 in lost earnings for the same period.

In a countersuit filed against Wilson by 21st Century, the jury found that Wilson unlawfully converted $68,917.80 in funds belonging to the company to her own possession.

Additionally, the jury awarded Wilson damages from 9 million shares of stock - shares that were previously awarded to her in a divorce case - an additional 100,000 shares of stock, and a $150,000 golden parachute as a member of the board. The jury allocated $5.3 million in damages to these claims.

21st Century believes it has significant grounds for appeal, and intends to file a motion to vacate the verdict relating to the 9 million shares based upon a prior decree in a divorce court that had awarded the same, identical shares.

The trial court dismissed all causes of action against former directors and co-defendants, Jim Mydlach, Dave Gregor, and Fred Rausch.

All causes of action against former directors and the company for negligent investigation and breach of fiduciary duty were also dismissed by the trial court.

21st Century Technologies is a Business Development Company, operated pursuant to the Investment Companies Act of 1940. It holds various enterprises as investments and seeks to grow companies in which it has an interest.


Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995:


The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.


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CONTACT:
     21st Century Technologies, Inc.
     Troy Lovick, 702-248-1588


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Source: 21st Century Technologies, Inc.